Exhibit 10.2
ATM VAULT CASH PURCHASE AGREEMENT
     This ATM VAULT CASH PURCHASE AGREEMENT (this “Agreement”) is entered into, by and among, GENPASS TECHNOLOGIES, LLC doing business as ELAN FINANCIAL SERVICES, with offices located at 1255 Corporate Drive, Irving, TX 75038 (“Buyer”), TRM INVENTORY FUNDING TRUST, with its principal office located at Wilmington Trust Company, Rodney Square North, 1100 North Market Street, Wilmington, Delaware 19890 (“Seller”), TRM ATM CORPORATION, with its principal office located at 1101 Kings Highway, Suite G100, Cherry Hill, NJ 08034 (“Customer”), and DZ BANK AG, DEUTSCHE ZENTRAL-GENOSSENSCHAFTSBANK FRANKFURT AM MAIN, with offices located at 609 Fifth Avenue, New York, New York 10017 (“Agent”), each referred to herein as a “Party” and collectively referred to herein as “Parties.” This Agreement shall become effective on June 26, 2008 (“Effective Date”).
RECITALS
     WHEREAS, Customer previously entered into an agreement with Seller whereby Seller provides cash to Customer’s automated teller machines (the “ATM Cash Agreement”);
     WHEREAS, in order to facilitate Seller’s provision of cash to Customer pursuant to the ATM Cash Agreement, Seller also entered into that certain Loan and Servicing Agreement, dated as of March 17, 2000, by and among Seller, Customer, Agent, Autobahn Funding Company LLC, GSS Holdings, Inc. and U.S. Bank National Association (the “Collateral Agent”) as successor to Keybank National Association (as amended through the date hereof and as the same may be further amended, amended and restated, supplemented or otherwise modified from time to time, the “Loan and Servicing Agreement”), pursuant to which Seller granted a first priority perfected security interest (the “Security Interest”) in the cash provided by Seller to Customer’s automated teller machines to the secured parties thereunder (the “Secured Parties”);
     WHEREAS, Customer has entered into a Cash Provisioning Agreement (the “Cash Provisioning Agreement”) with Buyer pursuant to which Buyer will provide cash for Customer’s automated teller machines in place of Seller;
     WHEREAS, Seller wishes to sell the cash in the ATMs (as defined below) to Buyer and Buyer is willing to purchase such cash and provide the same for use by Customer;
     WHEREAS, the Parties to this Agreement desire to set forth the terms of the purchase of cash by Buyer and the responsibilities of the Parties with respect thereto;
     NOW, THEREFORE, for good and valuable consideration, the sufficiency and receipt of which is hereby acknowledged, the Parties hereto hereby agree as follows:

AGREEMENT
ARTICLE I — DEFINITIONS
     For purposes of this Agreement only, the following terms shall have the meanings set forth below.
1.1	“ATM” means the automated teller machines that are listed on Exhibit A hereto.

1.2	“ATM Balancing” means the process of Seller or Buyer, as the case may be, reconciling certain manual and/or electronic reports from a Courier reflecting transaction activity at an ATM with the calculated balance of Cash, as determined by Seller or Buyer, respectively.

1.3	“Business Day” means each day that the Federal Reserve Bank is open for business.

1.4	“Cardholder Adjustments” means the adjustment made, if any, to a cardholder’s account with a financial institution or the denial of an adjustment, in either case resulting from the research of and confirmation or denial of a cardholder’s claim of an alleged error in dispensing Cash or a failure to dispense Cash at an ATM.

1.5	“Cash” means the currency placed within an ATM.

1.6	“Cut-Off Date” means June 23, 2008.

1.7	“Cut-Off Time” means the Economic Effect Time for each ATM on the Cut-Off Date.

1.8	“Converted ATM” means any ATM that has had its first post-Cut-Off Date ATM Balancing.

1.9	“Courier” means an armored courier service engaged by Customer for the staging and replenishing of Cash at the ATMs.

1.10	“Economic Effect Time” shall mean the end of day cut-off time specified for each ATM by the Processor.

1.11	“Processing Transfer Time” means the Economic Effect Time on the Purchase Date.

1.12	“Processor” means an ATM processor engaged by Seller or Buyer for processing transactions of Cash at the ATMs, which processor shall be First Data Corporation or eFunds, as applicable.

1.13	“Purchase Date” means Thursday, June 26, 2008.

1.14	“Regulation E” means the regulation implementing the Electronic Funds Transfer Act, 15 U.S.C. 1693 et seq., adopted by the Board of Governors of the Federal Reserve System (12 CFR Part 205), as amended through the Cut-Off Date.
ARTICLE II — CONDITIONS PRECEDENT TO PURCHASE
     Each of the following shall be a condition precedent (a “Condition Precedent”) to the obligations of the Buyer and the Seller under Section 3.1:
2.1	By 3:00 p.m. on the day immediately preceding the Purchase Date, Customer shall provide to Buyer and Seller a report which details the Cash balance in each ATM on the Cut-Off Date (the aggregate of such Cash balances, the “ATM Cash Balance”). This report (the “Terminal Cash Balance Report”) will include the following for each ATM:
a)	ATM TID number

b)	ATM name

c)	ATM address

d)	Date and (if available) time of the last Cash replenishment by Courier

e)	Courier providing service to the terminal, including Courier branch

f)	Date of the last ATM Balancing

g)	Amount of Cash dispensed during the period from the last Cash replenishment until the Cut-Off Date

g)	Cash balance on the Cut-Off Date
2.2	On or prior to the Purchase Date, Customer shall have delivered, or caused to be delivered to Buyer and Agent evidence satisfactory to Buyer and Agent, each in its sole discretion of:
a)	The transfer of processing services with respect to the ATMs to provide for remittance to Buyer of all payments due to the owner of the Cash on deposit in such ATMs after the Processing Transfer Time;

b)	The transfer of the ATMs from agreements for the provision of cash transportation and other maintenance services for the benefit of Customer and Seller to agreements for the provision of cash transportation and other maintenance services for the benefit of Customer and Buyer after the Processing Transfer Time;

c)	Processor’s receipt and implementation of settlement instructions to be applied with respect to each ATM after the Processing Transfer Time; and

d)	Settlement account information for each ATM to be applied after the Processing Transfer Time.
2.3	On or prior to the Purchase Date, Agent shall have delivered, or caused to be delivered, to Buyer a release letter executed by the Collateral Agent, on behalf of the Secured Parties, acknowledging the release of the Cash located in the ATMs from the Security Interest upon consummation of the Purchase Transaction.
ARTICLE III — PURCHASE DATE PAYMENT PROCEDURES
3.1	On the Purchase Date, upon satisfaction of all Conditions Precedent, Seller shall sell, assign and transfer the Cash in the ATMs to Buyer and Buyer shall purchase the Cash in the ATMs from Seller by delivering, through same day internal U.S. Bank transfer of immediately available funds to deposit account number 153490599971 at U.S. Bank National Association in the State of California and in the name of U.S. Bank National Association for the benefit of the secured parties under the Loan and Servicing Agreement (the “Seller Account”), an amount equal to one hundred percent (100%) of the ATM Cash Balance, whereupon all Cash in the ATMs shall automatically become Buyer’s sole and exclusive property (the “Purchase Transaction”).
ARTICLE IV — POST PURCHASE DATE REPORTING
4.1	As soon as commercially practicable after the Purchase Date, but no later than thirty-five (35) days thereafter, Buyer will effect a swap of all Cash in each ATM to allow for a reconciliation of the aggregate amount of actual Cash in the ATMs at the Cut-Off Time as reported by Courier (the “Actual Cash Balance”) with the ATM Cash Balance. Promptly upon receipt of any report from Courier with respect to the amount of actual Cash in any ATM at the Cut-Off Time (or from which information with respect to such amount can be derived), but no later than five (5) Business Days thereafter, Buyer will deliver a copy of such report to Seller, Customer and Agent. Buyer will provide Seller, Customer and Agent with a report reflecting the reconciliation results (the “Reconciliation Report”) as soon as commercially practicable after the Cut-Off Date, but no later than forty-five (45) days thereafter and will notify Seller, Customer and Agent of any suspected discrepancies between the Actual Cash Balance and the ATM Cash Balance within five (5) Business Days of Buyer’s receipt of ATM Balancing information.
ARTICLE V — POST PURCHASE DATE SETTLEMENT PROCEDURES
5.1	Within ten (10) Business Days after the date Buyer provides Seller and Customer with the Reconciliation Report, (a) Buyer shall pay to Seller, by same day internal U.S. Bank transfer of immediately available funds to the Seller Account, the amount, if any, by which the Actual Cash Balance exceeds the ATM Cash Balance (an “Overage”) and (b) on behalf of Seller, Customer shall pay to Buyer, by wire transfer of immediately available funds to an account designated by Seller, (i) the amount, if any, by which the ATM Cash Balance exceeds the Actual Cash Balance (a “Shortage”) and (ii) an amount equal to all payments received by Customer or Seller from the Processor with respect to the ATMs for the period beginning at the Cut-Off Time and ending at the Processing Transfer Time.
ARTICLE VI — REPLENISHMENT; CARDHOLDER ADJUSTMENTS; LOSS CLAIMS
6.1	After the Processing Transfer Time, all instructions to Couriers regarding replenishment activities at the ATMs shall be the responsibility of Customer and Buyer, in accordance with the terms of the Cash Provisioning Agreement.

6.2	Customer shall be responsible for the research, reconciliation and payment, if applicable, of all Cardholder Adjustments and/or other claims made pursuant to Regulation E for all transactions performed at all ATMs.

6.3	Each Party will cooperate in good faith with the other to facilitate the research and resolution of Cardholder Adjustments and Regulation E claims.
ARTICLE VII — REPRESENTATIONS AND WARRANTIES
     As of the Purchase Date, each of the Buyer and the Seller hereby represents and warrants to the other as follows:
7.1	It is a limited liability company or trust, as applicable, validly existing and in good standing under the laws of its jurisdiction of formation.

7.2	The execution, delivery and performance by it of this Agreement (a) are within its organizational powers, (b) have been duly authorized by all necessary action, (c) require no action by or in respect of, or filing with, any governmental body or official thereof and (d) do not contravene or constitute a default under (1) its certificate of formation or declaration of trust, as applicable, (2) its limited liability company agreement or trust agreement, as applicable, (3) any law, statute or government rule or regulation applicable to it, (4) any contractual restriction binding on or affecting it or its property, including the Loan and Servicing Agreement, or (5) any order, writ, judgment, award, injunction, decree or other instrument binding on or affecting it or its property.

7.3	This Agreement has been duly executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium, or other similar laws affecting creditors’ rights generally and to general principles of equity regardless of whether enforcement is sought in a proceeding in equity or at law.

ARTICLE VIII — TERM AND TERMINATION
8.1	Any Party may terminate this Agreement if any other Party is in breach of its material obligations under this Agreement and fails to cure such breach within five (5) Business Days after notice of such breach.

8.2	This Agreement may be terminated by the mutual agreement in writing of the Parties.

8.3	The termination of this Agreement shall not affect the rights and obligations of the Parties which have accrued prior to such termination.
ARTICLE IX — COOLING OFF PERIOD
9.1	At any time during the period between the Effective Date of this Agreement and July 16, 2008, Customer agrees to execute a new agreement whereby Customer purchases the Cash located in the ATMs from Buyer within three (3) Business Days after Customer’s receipt of written request therefor from Buyer for an amount equal to one hundred percent (100%) of the aggregate Cash balance in the ATMs on the cut-off date specified in such agreement.
ARTICLE X — GENERAL PROVISIONS
10.1	All notices and other communications under this Agreement to any Party shall be in writing and shall be delivered personally or by overnight mail, or mailed by registered mail, return receipt requested, to such Party at the following address (or to such other address as such Party may have specified by notice given to the other Parties pursuant to this provision):

If to Buyer, to:
Elan Financial Services
2751 Shepard Rd. EP-MN-BB1P
St. Paul, MN 55116
Attention: Steve Gernes
With a copy to:
U.S. Bancorp Legal Department
U.S. Bancorp Center
800 Nicollet Mall 21st Floor
Minneapolis, MN 55402
Attention: Corporate Counsel, Transaction Services

If to Seller, to:
TRM Inventory Funding Trust
c/o Wilmington Trust Company
Rodney Square North
1100 North Market Street
Wilmington, Delaware 19890
Facsimile No.: (302) 651-8882
Attention: Corporate Trust Administration
With a copy to Customer

If to Customer, to:
TRM ATM Corporation
1101 Kings Highway, Suite G100
Cherry Hill, NJ 08034
Facsimile No.: (503) 251-5473
Attention: Controller
If to Agent, to:
DZ Bank AG, Deutsche Zentral-Genossenschaftsbank Frankfurt am Main
609 5th Avenue, 7th Floor
New York, New York 10017
Facsimile No.: (212) 745-1651
Attention: Christian Haesslein
Each of the Parties may, by notice given as provided herein, change its address for all subsequent notices.
10.2	No Party may assign any of its rights or obligations under this Agreement without the written consent of all of the other Parties. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns.

10.3	Neither this Agreement nor any provision hereof may be amended, modified, waived, discharged or terminated orally, except by an instrument in writing duly signed by or on behalf of the Parties hereto. The headings of this Agreement are for convenience of reference only and shall not define or limit the provisions hereof. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

10.4	In case at any time any further action is necessary or desirable to carry out the purposes of this Agreement, each of the Parties will take such further action (including the execution and delivery of such further instruments and documents) as may be reasonably requested by another Party, at the sole cost and expense of the requesting Party.

10.5	This Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to agreements made in and wholly performed in such state. The Parties hereby irrevocably submit to the nonexclusive jurisdiction of any court of the State of New York or the United States of America sitting in the City of New York, New York, in any action or proceeding arising out of or relating to this Agreement, and the Parties hereby irrevocably agree that all claims in respect of such action or proceeding may be heard and determined in any such court. The Parties hereby irrevocably waive, to the fullest extent they may effectively do so, the defense of an inconvenient forum to the maintenance of such action or proceeding. The Parties agree that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. The Parties hereby waive any right to a trial by a jury and agree that any action shall be heard and decided by a judge without a jury .

10.6	In the event of any dispute between the Parties arising out of this Agreement, the prevailing Party shall be entitled to recover its reasonable attorneys’ fees resulting from such proceedings (including appellate and bankruptcy proceedings) in addition to any other relief awarded.

10.7	Except as otherwise provided herein, the Parties each agree that all information communicated to it by another Party relating to this Agreement, whether before the Effective Date or during the term of this Agreement, shall be received in strict confidence and shall be used only for the purpose of this Agreement. Notwithstanding the foregoing, the receiving Party shall not be prohibited from disclosing any such information (i) which is or becomes generally available to the public through no fault of the receiving Party, (ii) which was within the receiving Party’s possession on a non-confidential basis prior to its disclosure by the disclosing Party or is independently developed by the receiving Party, (iii) which the receiving Party is required to disclose by law or judicial order, provided that the receiving Party shall promptly notify the disclosing Party of such requirement, to the extent legally permissible, so that the disclosing Party may seek an appropriate protective order or otherwise seek to protect the confidentiality of such information, (iv) to its examiners, accountants, auditors or attorneys, or (v) which was disclosed to the receiving Party without restriction on disclosure by a third party who has the lawful right to make such disclosure.

10.8	Notwithstanding anything to the contrary in this Agreement, for so long as Seller is required to perform a service that relates to Cash sold to Buyer hereunder, the processing of Regulation E, or any other matter related to the sale of Cash to Buyer hereunder, Customer will continue to pay Seller for services rendered.

10.9	All times described herein shall be Eastern Time, either Daylight or Standard, whichever is in effect upon the Effective Date of this Agreement.

10.10	Where the character or amount of any item of income, revenue, costs, expenses or similar monetary calculation is required to be determined or other accounting computation is required to be made for purposes of this Agreement, this will be done in accordance with appropriate accounting principles, which shall be consistently applied.

10.11	Each Party may rely on the other Parties’ compliance with all applicable laws. Violation of any applicable law by a Party which allows or permits said Party to take any action under or pursuant to this Agreement which such Party would not otherwise have been able to do or take, shall constitute a breach of this Agreement.

10.12	USA PATRIOT Act. To help the government fight the funding of terrorism and money laundering activities, federal law requires all financial institutions to obtain, verify, and record information that identifies each individual/business doing business with Buyer. Accordingly, Buyer will ask the other Parties for information, including but not limited to, name, address, date of incorporation or formation, principal place of business, state of incorporation and other information about Seller, Customer and Agent, respectively, that will allow Buyer to identify Seller, Customer and Agent, respectively, and the Parties will furnish that information to Buyer.

10.13	This is not an exclusive agreement. Nothing in this Agreement is intended to restrict Buyer from entering into similar agreements with any third party.

10.14	Except for a breach of the confidentiality obligations set forth herein or for damages resulting from intentional acts, no Party will be liable for indirect, exemplary, punitive, special or consequential damages.

10.15	No joint venture, partnership, agency, employment relationship or other joint enterprise is contemplated by this Agreement. No employee or representative of one of the Parties shall be considered an employee of any of the other Parties. In making and performing this Agreement, the Parties shall act at all times as independent contractors, and at no time shall any Party make any commitments or incur any charges or expenses for or in the name of any other Party.

10.16	All Parties agree not to refer to any other Party directly or indirectly in any promotion or advertisement, any metatag, any news release or release to any general or trade publication or any other media without the prior written consent of the Party whose information is intended to be used, which consent may be withheld at that Party’s sole and complete discretion.

10.17	If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws effective during the term hereof, such provision shall be fully severable; this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof; and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance from this Agreement. Furthermore, in lieu of each such illegal, invalid or unenforceable provision, there shall be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as possible.

10.18	Buyer hereby acknowledges that all of Seller’s right, title and interest in, to and under this Agreement and the proceeds of the transactions contemplated hereby shall be deemed after-acquired property of Seller subject to the security interest granted by Seller to Agent, on behalf of the secured parties under the Loan and Servicing Agreement.
[Signatures Follow]

TRM INVENTORY FUNDING TRUST, as Seller

By:	Wilmington Trust Company, not in its individual capacity, but solely as Owner Trustee

By:	/s/ Tira L. Johnson Name: Tira L. Johnson
Title: Senior Financial Services Officer

TRM ATM CORPORATION

By:	/s/ Michael J. Dolan Name: Michael J. Dolan
Title: Chief Financial Officer

DZ BANK AG, DEUTSCHE ZENTRAL-GENOSENSCHAFTSBANK FRANKFURT AM MAIN, as Agent

By:	/s/ Christian Haesslein Name: Christian Haesslein
Title: Assistant Vice President

By:	/s/ Sandeep Srinath Name: Sandeep Srinath
Title: Vice President

Exhibit List (1)
Exhibit A — List of ATMs

(1)	Pursuant to Regulation S-K Item 601(b)(2), the Company agrees to furnish supplementally a copy of any omitted schedule or exhibit to the Securities and Exchange Commission upon request.